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                                                                                                                        EXHIBIT 12



                                FIRSTENERGY CORP.

                 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES



                                                                                         Year Ended December 31,
                                                                     ------------------------------------------------------------
                                                                   1998            1999        2000          2001           2002
                                                                   ----            ----        ----          ----           ----
                                                                                          (Dollars  in Thousands)          Restated

EARNINGS AS DEFINED IN REGULATION S-K:
   Income before discontinued operations, extraordinary
    items and cumulative effect of accounting changes........   $  441,396     $  568,299    $  598,970    $  654,946    $  640,280
   Interest and other charges, before reduction for
     amounts capitalized.....................................      608,618        585,648       556,194       591,192       985,919
   Provision for income taxes................................      321,699        394,827       376,802       474,457       528,694
   Interest element of rentals charged to income (a).........      283,869        279,519       271,471       258,561       246,416
                                                                ----------     ----------    ----------    ----------    ----------
     Earnings as defined.....................................   $1,655,582     $1,828,293    $1,803,437    $1,979,156    $2,401,309
                                                                ==========     ==========    ==========    ==========    ==========

FIXED CHARGES AS DEFINED IN REGULATION S-K:
   Interest expense..........................................   $  542,819     $  509,169    $  493,473    $  519,131    $  910,272
   Subsidiaries' preferred stock dividend requirements.......       65,299         76,479        62,721        72,061        75,647
   Adjustments to subsidiaries' preferred stock dividends
     to state on a pre-income tax basis......................       43,370         44,829        32,098        43,931        26,957
   Interest element of rentals charged to income (a).........      283,869        279,519       271,471       258,561       246,416
                                                                ----------     ----------    ----------    ----------    ----------
     Fixed charges as defined................................   $  935,357     $  909,996    $  859,763    $  893,684    $1,259,292
                                                                ==========     ==========    ==========    ==========    ==========

CONSOLIDATED RATIO OF EARNINGS TO FIXED
   CHARGES (b)...............................................         1.77           2.01          2.10          2.21          1.91
                                                                      ====           ====          ====          ====          ====



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(a)  Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.
(b)  These ratios exclude fixed charges applicable to the guarantee of the debt of a coal supplier aggregating $3,828,000 for the year ended December 31, 1998. The guarantee and related coal supply contract debt expired December 31, 1999.

                                                       34

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